Exhibit 23.6

Our Ref: UK30724 AM KZ Fe - SRK Consent- Apr 2021.docx	20 April 2021

Dear Sirs/Mesdames

RE: United States Securities and Exchange Commission reporting of Mineral Reserves

I hereby consent to:

a)	SRK Consulting (UK) Limited being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2020 (the "2020 20-F") as having conducted the independent audit of the mineral reserve estimates, confirming the accuracy of the 2018 iron ore reserve estimates for the Kazakhstan Open Pit and Kazakhstan Underground (ArcelorMittal Orken Open Pit and Underground) properties in Kazakhstan, and

b)	the incorporation by reference of the 2020 20-F into this Registration Statement on Form F-3.

/s/ Sabine Anderson

Sabine Anderson
Principal Consultant (Due Diligence)

For and on behalf of SRK Consulting (UK) Limited